Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Registration Statement No. 333-186257-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$500,000,000 1.300 % Senior Notes due 2018

$500,000,000 4.300 % Senior Notes due 2043

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Trade Date:	May 8, 2013
Settlement Date:	May 15, 2013 (T+5)

1.300% Senior Notes due 2018

Principal Amount:	$500,000,000
Maturity Date:	May 15, 2018
Issue Price (Price to Public):	99.942% of face amount, plus accrued interest from May 15, 2013
Gross Spread:	32.5 bps
Proceeds to Issuer:	$498,085,000
Interest Rate:	1.300% per annum
Benchmark Treasury:	0.625% due April 30, 2018
Benchmark Treasury Yield:	0.742%
Spread to Benchmark Treasury:	57 bps
Yield to Maturity:	1.312%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2013
Make-Whole call:	At any time at Treasury plus 10 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 BW0
ISIN:	US084664BW02

4.300% Senior Notes due 2043

Principal Amount:	$500,000,000
Maturity Date:	May 15, 2043
Issue Price (Price to Public):	99.183% of face amount, plus accrued interest from May 15, 2013
Gross Spread:	75 bps
Proceeds to Issuer:	$492,165,000
Interest Rate:	4.300% per annum

Benchmark Treasury:	2.750% due November 15, 2042
Benchmark Treasury Yield:	2.999%
Spread to Benchmark Treasury:	135 bps
Yield to Maturity:	4.349%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2013
Make-Whole call:	At any time at Treasury plus 25 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 BV2
ISIN:	US084664BV29

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Settlement Period: The closing will occur on May 15, 2013, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 326-5897.